Exhibit (l)(ii)

October 27, 2023

Equalize Community Development Fund

37 West Avenue, Suite 301

Wayne, Pennsylvania 19087

Ladies and Gentlemen:

We consent to the incorporation by reference in this Registration Statement of our opinion dated November 26, 2013 regarding the sale of shares of Equalize Community Development Fund (f/k/a Bluestone Community Development Fund and The Pennant 504 Fund). In giving this consent, however, we do not admit that we are experts or within the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Godfrey & Kahn, S.C.

GODFREY & KAHN, S.C.